Exhibit 5.1

March 26, 2013

Tengion, Inc. 3929 Westpoint Boulevard, Suite G Winston-Salem, NC 27103
Re:	Tengion, Inc. - Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Tengion, Inc., a Delaware corporation (the “Company”), and are rendering this opinion in connection with the Registration Statement on Form S-1 (File No. 333-184-761), filed by the Company with the Securities and Exchange Commission (the “SEC”) on November 5, 2012, as amended by Amendment No. 1 to Registration Statement filed with the SEC on December 6, 2012, as amended by Amendment No. 2 to Registration Statement filed with the SEC on January 10, 2013, as amended by Amendment No. 3 to Registration Statement filed with the SEC on February 14, 2013, as amended by Amendment No. 4 to Registration Statement filed with the SEC on the date hereof (as so amended, the “Registration Statement”), under the Securities Act of 1933, as amended, relating to the resale, from time to time, by certain stockholders of the Company (the “Selling Stockholders”) identified in the prospectus (the “Prospectus”) which forms a part of the Registration Statement, in the manner described in the Prospectus, of up 592,000 shares of common stock, $0.001 par value per share (the "Warrant Shares") , that may be issued from time to time upon the exercise of certain warrants (the “Warrants”) held by Selling Stockholders.

In rendering this opinion, we have examined the following documents: (a) the Fourth Amended and Restated Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”); (b) the Amended and Restated Bylaws of the Company; and (c) the Registration Statement and all exhibits thereto. We have also examined such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Company, and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinions hereafter set forth.

We have assumed the legal capacity and competence of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies, and the completeness of all documents reviewed by us.  We have assumed the conformity of the documents filed with the SEC via the EDGAR system, except for required EDGAR formatting changes, to physical copies of the documents submitted for our examination.

Based on the foregoing, we are of the opinion that upon the exercise of the Warrants in accordance with their terms, the Warrant Shares will be legally issued, fully paid and non-assessable.

This opinion is issued as of the date hereof and  is limited to the effect of the current state of the Delaware General Corporation Law and facts and circumstances presently existing and brought to our attention.  This opinion is limited to the matters expressly stated herein and no implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP

Ballard Spahr LLP